Exhibit 99.1

Polaris Industries Appoints Ernst & Young LLP as Auditor

Contact: Richard Edwards
Polaris Industries Inc.
Ph: 763-542-0500

MINNEAPOLIS (March 15, 2002) - Polaris Industries (PII:NYSE) today announced that its Board of Directors has appointed Ernst & Young LLP as the company’s independent auditors for the year ending December 31, 2002.

The appointment of Ernst & Young was made after careful consideration by the Board of Directors, its Audit Committee and the management of the company and concludes an extensive evaluation process. Ernst & Young replaces Arthur Andersen LLP as the company’s independent auditors. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure. During its seven-year tenure as the company’s outside auditors, Arthur Andersen has provided high quality audit services with a high degree of professionalism, and Polaris has valued its relationship with Arthur Andersen.

Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles, watercraft, and the Polaris RANGER for recreational and utility use with annual 2001 sales of $1,512.0 million. Polaris is the largest snowmobile manufacturer in the world, and one of the largest U.S. manufacturers of ATVs and watercraft. Polaris enhances the riding experience with a complete line of PurePolaris apparel, accessories, and parts available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories around the clock online at www.polarisindustries.com. The Polaris Professional Series, a line of heavy duty Workmobiles, targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P SmallCap 600 stock price index.